Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of, in this Registration Statement on Form S-1 of Prairie Operating Co. (the “Company”), including any amendments thereto (the “Registration Statement”) of (i) our reserve report dated January 11, 2024, with respect to the estimates of reserves and future net revenues of the Company, as of February 1, 2024, (ii) our reserve report dated November 6, 2023, with respect to the estimates of reserves and future net revenues of Nickel Road Operating LLC, as of December 31, 2022 and (iii) our reserve report dated January 26, 2024, with respect to the estimates of reserves and future net reserves of certain assets acquired by the Company (referred to in the Registration Statement as the “Genesis Bolt-on Assets”), as of February 1, 2024. We also hereby consent to the references to our firm contained in the Registration Statement, including under the caption “Experts” in the Prospectus.

/s/ Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas
February 9, 2024